Press Release

Las Vegas Sands Corp. To Pay Down More Than
$1 Billion of Debt

Transaction Significantly Advances Deleveraging Strategy

US Credit Facility Amendment Extends Maturities at Favorable Interest Rates

Las Vegas, NV (August 18, 2010) — Las Vegas Sands Corp. (NYSE: LVS) announced today that it will pay down more than $1 billion in outstanding debt in conjunction with the previously announced proposed amendment of its United States credit facility.

"We are pleased to announce that we are paying down over $1 billion of debt, which significantly advances our deleveraging strategy,” said Las Vegas Sands Chairman and Chief Executive Officer Sheldon G. Adelson.  "Additionally, the successful execution of this amendment has extended our debt maturities at favorable interest rates, strengthened our balance sheet, meaningfully enhanced our liquidity and leaves our company well positioned to pursue additional growth opportunities in emerging gaming markets."

The amendment of the credit facility extended the maturity of nearly 75% of the company’s approximately $3.9 billion of outstanding United States term loans to 2015 and 2016.  After the $1.0 billion pay down of the extended term loans, which should occur later this week, the interest rate on the remaining principal balance of the extended term loans will be LIBOR plus 2.75%.  The $980 million of term loans that were not extended as part of the amendment will continue to accrue interest at LIBOR plus 1.75% and will mature in 2013 and 2014, consistent with the original terms of the loans.

In addition, the amendment also extended to 2014 more than $530 million of revolving commitments from certain of the lenders at an interest rate of LIBOR plus 2.5%.  The company has no amounts outstanding on the revolving portion of the credit facility at this time.

The amendment also favorably modified the leverage covenants on the facility.

The Company submitted today a filing on Form 8-K which contains additional details of the amendment to the United States credit facility.

Statements in this press release, which are not historical facts, are "forward-looking" statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission.  Las Vegas Sands Corp. assumes no obligation to update such information.

ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. (NYSE: LVS) is a Fortune 500 company and the leading global developer of destination properties (integrated resorts) that feature premium accommodations, world-class gaming and entertainment, convention and exhibition facilities, celebrity chef restaurants, and many other amenities.

THE VENETIAN® and THE PALAZZO®, Five-Diamond luxury resorts on the Las Vegas Strip, are among the company’s properties in the United States. In Singapore, the iconic MARINA BAY SANDS® is the most recent addition to the company’s portfolio.

Through its majority-owned subsidiary Sands China Ltd., the company also owns a collection of properties in Macau, including THE VENETIAN® Macao, Four Seasons Hotel Macao and the Four Seasons-branded serviced-apartments at its COTAI STRIP® development, as well as the SANDS® Macao on the Macau peninsula.

The company is currently constructing a 6,400-room complex at the COTAI STRIP, which will feature the Shangri-La, Traders, Sheraton, and St. Regis hotel brands.

Las Vegas Sands is also committed to global sustainability through its SANDS Eco 360 program and is an active community partner through its various charitable organizations.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221
Media:	Ron Reese	(702) 414-3607